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                                                                   EXHIBIT 11


                             MBIA INC. AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER SHARE ASSUMING FULL DILUTION

                       (In thousands except per share amounts)


                                 Three Months Ended     Nine Months Ended
                                     September 30         September 30
                                 ------------------     ------------------
                                   1994      1993         1994      1993
                                 --------  --------     --------  --------

Net income                       $ 65,047  $ 59,817     $195,739  $196,309
                                 ========  ========     ========  ========
Fully diluted shares:

 Average number of common
  shares outstanding               41,703    42,002       41,702    41,957

 Assumed exercise of
  dilutive stock options              427       581          431       595
                                 --------  --------     --------  --------

                                   42,130    42,583       42,133    42,552
                                 --------  --------     --------  --------

Earnings per share assuming
  full dilution                     $1.54     $1.40        $4.65     $4.61
                                 ========  ========     ========  ========